Exhibit 99.1
NEWS RELEASE
Ocean Power Technologies, Inc.
1590 Reed Road
Pennington, New Jersey 08534
USA
For Immediate Release
November 5, 2008
OCEAN POWER TECHNOLOGIES WINS NEW $3 MILLION CONTRACT FROM US NAVY
Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT” or the “Company”) is pleased to announce that it has been awarded a new $3 million contract for participation in the second phase of the US Navy’s Deep Water Active Detection Systems (“DWADS”) program, which is designed to utilize sophisticated data gathering and communications systems. This advanced technology program has prospective applications using multiple PowerBuoys® for homeland security including powering sensor networks over wide areas of the ocean.
Under the first phase of the program, as announced on October 16, 2008, OPT deployed an initial test design of its autonomous PowerBuoy 75 miles off the coast of New Jersey. This first phase ocean test provided power generation data that validated OPT’s power predictions for the system. The new contract provides for ocean testing by the Navy of an advanced version of the autonomous PowerBuoy for the Navy’s operational requirements. In addition, OPT will support the Navy’s ocean test procedures in the areas of mooring design, at-sea operations and deployment.
Dr. George W. Taylor, Chief Executive Officer of OPT, stated, “We are very pleased to have received this new contract from the US Navy, following the deployment of our first DWADS PowerBuoy last month. It builds on our experience in deep-water power source applications, and we believe that the advanced control features of the PowerBuoy will make a unique contribution to the success of the Navy’s highly advanced data gathering and communications program.”
“Order backlog previously reported as of July 31, 2008 was $3.7 million. Winning this contract significantly increases the Company’s order backlog and is in addition to the $2 million award received in early October 2008 from the US Department of Energy for OPT’s Reedsport, Oregon project. These two contracts totaling $5 million emphasize the dual market opportunities for OPT’s PowerBuoy in both utility and autonomous applications,” Dr. Taylor concluded.

Forward-Looking Statements
This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-K for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
About Ocean Power Technologies
Ocean Power Technologies (Nasdaq: OPTT and London Stock Exchange AIM: OPT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable, clean, and environmentally-beneficial electricity. OPT has a strong track record in harnessing wave energy and participates in a $150 billion renewable energy market. The Company’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and converts predictable wave energy into low-cost, clean electricity. The Company is widely recognized as the leading provider of on-grid and autonomous wave-energy generation with its energy systems benefiting from over a decade of in-ocean experience. OPT’s technology and systems are insured by Lloyds Underwriters of London. OPT is headquartered in Pennington, New Jersey with offices in Warwick, UK. More information can be found at www.oceanpowertechnologies.com.
Contact information:

Ocean Power Technologies, Inc.
Dr. George W. Taylor, Chief Executive Officer	Telephone: +1 609 730 0400

Charles F. Dunleavy, Chief Financial Officer	Telephone: +1 609 730 0400

Media Contact in United States:
Edelman	Telephone: +1212 704 4598
Mona J. Walsh	Email: mona.walsh@edelman.com

Media Contact in United Kingdom:
Corfin Communications Neil Thapar, Martin Sutton	Telephone: +44 20 7977 0020

Collins Stewart Europe Limited
Adrian Hadden, James Cassley	Telephone: +44 20 7523 8350